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                                                                   EXHIBIT 10.17
                             AMENDMENT NUMBER ONE
                            TO EMPLOYMENT AGREEMENT


     This Amendment Number One (the "Amendment") to Employment Agreement is entered into as of the 1st day of January, 1995, between SpectraVision, a Delaware corporation having its principal place of business at 1501 N. Plano Road, Richardson, Texas (together with its subsidiaries, collectively, hereinafter the "Employer"), and Gary Weik, residing at 3803 Canyon Bluff Court, Houston, Texas (hereinafter "Executive").

                                   RECITALS:

     WHEREAS, Executive and Employer entered into an Employment Agreement (the "Agreement") dated as of August 31, 1994;

     WHEREAS, Executive is expected to make a major, necessary, and substantial contribution to the profitability and financial strength of Employer;

     WHEREAS, Employer's Board of Directors has determined that it is appropriate to induce Executive to continue his employment with Employer and to reinforce and encourage the attention and dedication of members of Employer's management, including Executive, to their assigned duties without distraction in potentially disturbing circumstances arising from the possibility of a reorganization, restructuring, bankruptcy or change of control of Employer;

     WHEREAS, the parties desire to amend the Agreement to accomplish the foregoing:

     NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter contained, it is agreed as follows:

                                  AGREEMENT:

     1. Paragraph 4(a) is amended by substituting the number "FIVE HUNDRED SIXTY-FOUR THOUSAND NINE HUNDRED SIXTY-NINE AND 60/100 DOLLARS ($564,969.60)" in place of "FIVE HUNDRED FIFTY THOUSAND ($550,000.00) DOLLARS."

     2. The Agreement is amended by adding a new Paragraph 23, which reads as follows:

     23.  Breach by Employer; Nonexclusive Remedy.
          ---------------------------------------

          (a) Executive may terminate his employment with Employer: (i) upon a material breach by Employer of this Agreement, which remains uncured for thirty
(30) days after written notice thereof by Executive to Employer; or (ii) if, within two years after a Change in Control (hereafter defined) of Employer has occurred, (A) there is a material breach by Employer of this Agreement, (B) Executive is assigned duties inconsistent with his position, duties, responsibilities and status with Employer immediately prior to the Change in Control
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(other than a promotion or advancement), (C) there is a change in Executive's reporting responsibilities (other than a promotion or advancement), (D) Employer materially reduces the employee benefits, taken as a whole, available to Executive, including the benefits described in Paragraph 4(g) hereof, (E) Executive reasonably determines in good faith that as a result of a Change in Control he is unable to carry out the duties and responsibilities that he had with Employer immediately prior to the Change in Control or (F) Employer's principal executive offices are relocated to a location outside of Dallas County, Texas, or Executive is relocated to any place other than Dallas County, Texas, except for required travel by Executive on Employer's business to an extent substantially consistent with Executive's business travel obligations at the time of the Change in Control.

          (b) Upon termination of employment by Executive under clause (i) of Paragraph 23(a), Employer shall pay Executive as liquidated damages, and not as a penalty, in a lump sum or on an annuity basis, at Executive's sole option, an amount equal to all then remaining sums due Executive hereunder, including Base Salary and Annual Bonus, if any. It is acknowledged and agreed to by the parties hereto that because actual damages would be difficult to ascertain in the event that Employer materially breaches this Agreement, the amount of liquidated damages provided for herein is reasonable and appropriate to remedy any such breach and to compensate Executive for any damages incurred by him hereunder. If the amount due under this Paragraph 23(b) is paid in a lump sum, the amount paid to Executive shall be discounted to a present value at a discount rate equal to the prime rate of Texas Commerce Bank on the date of payment plus 1%.

          (c) Upon termination of employment by Executive under clause (ii) of Paragraph 23(a), Employer shall pay Executive as liquidated damages, and not as a penalty, in a lump sum, in cash, within five days after termination, an amount equal to $100 less than three times Executive's "annualized includable compensation for the base period" (as defined in Section 280G of the Internal Revenue Code of 1986); provided, however, that if the lump sum severance payment, either alone or together with other payments or benefits, either cash or non-cash, that Executive has the right to receive from Employer, including, but not limited to, accelerated vesting or payment of any deferred compensation, options, stock appreciation rights or any benefits payable to Executive under any plan for the benefit of employees, would constitute a "parachute payment" (as defined in Section 280G of the Internal Revenue Code of 1986), then such lump sum severance payment or other benefit shall be reduced to the largest amount that will not constitute a "parachute payment." If the parties cannot agree on the amount of any such reduction, they shall select a law firm acceptable to both of them to determine the amount of the lump sum severance payment. Such determination shall be made within five days after termination. It is acknowledged and agreed to by the parties hereto that because actual damages would be difficult to ascertain in the event that any of the events described in clause (ii) of Paragraph 23(a) occur, the amount of liquidated damages provided for herein is reasonable and appropriate to remedy any such occurrence and to compensate Executive for any damages incurred by him hereunder.

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          (d)  Upon termination of employment by Executive under clause (i) or
(ii) of Paragraph 23(a), Executive shall have no obligation to seek other employment or otherwise to mitigate damages. If Executive obtains other employment after his termination of employment with the Company but prior to the expiration of what would have been the term of the Agreement (or, if applicable, the Extension Term) if Executive had not terminated his employment (the "Remainder Period"), the amount due him under this Paragraph 23 shall be reduced by the excess (the "Excess"), if any, of (i) his annual base salary with his new employer, plus any additional amounts the payment of which has been guaranteed by his new employer, during the Remainder Period over (ii) the Annual Base Salary for the Remainder Period. Executive shall pay any Excess on the last day of each month during the Remainder Period in an amount equal to the Excess for that month. Except as provided in this Paragraph 23(d), Employer shall not reduce any payment to Executive under this Agreement by any compensation received by Executive from other employment.

          (e) For purposes of this Agreement, "Change of Control" shall mean any of the following:

               (i) any consolidation or merger of Employer in which Employer is not the continuing or surviving corporation or pursuant to which shares of Employer's common stock are converted into cash, securities or other property, other than a merger of Employer in which the holders of Employer's common stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger;

               (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of Employer;

               (iii) any approval by the stockholders of Employer of any plan or proposal for the liquidation or dissolution of Employer;

               (iv) the cessation of control (by virtue of their not constituting a majority of the members of the Board of Directors) of Employer's Board of Directors by the individuals who (A) at the date of this Agreement were directors or (B) become directors after the date of this Agreement and whose election or nomination for election by Employer's stockholders, was approved by a vote of at least two-thirds of the directors then in office who were directors at the date of this Agreement or whose election or nomination for election was previously so approved;

               (v) Marvin Davis and his affiliates (within the meaning of Rule 12b-2 under the Securities Exchange Act of 1934, as amended) cease to have beneficial ownership (within the meaning of Rule 13d-3 under that Act) of an aggregate of a majority of the voting power of Employer's outstanding voting securities; or

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               (vi)  subject to applicable law, in a Chapter 11 bankruptcy proceeding, the appointment of a trustee or the conversion of a case involving the Company to a case under Chapter 7.

          (f) Executive's receipt of amounts under this Paragraph 23 shall not affect or constitute a waiver of his rights to receive unpaid amounts accrued under Paragraph 4 of this Agreement to the date of termination or his right to any benefits, advances or reimbursement under Paragraphs 4, 5 or 15 of this Agreement.

     3.   Paragraph 15(b) is amended by adding the following sentence:

Employer agrees that it will advance to Executive legal fees and expenses that are incurred by him in any legal action relating to this Agreement within five business days after Executive's submission to Employer of invoices or other evidence of legal fees or expenses incurred by Executive. Executive agrees to repay such advances pursuant to the first sentence of this subparagraph 15(b) if Employer is the prevailing party in the legal action.

     4. Paragraph 9(d) is amended by adding to the second line the words "Paragraph 2 or" after the phrase "provisions of".

     5.   All provisions of the Agreement remain in full force and effect.

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     THE PARTIES, INTENDING TO BE LEGALLY BOUND, have executed this Amendment as of the date first above written.

                              EMPLOYER


                              /s/ Richard M. Gozia
                              --------------------------------------------------
                              By:  Richard M. Gozia
                              Title:  Executive Vice President and
                                      Chief Financial Officer



                              EXECUTIVE


                              /s/ Gary Weik
                              --------------------------------------------------
                              Gary Weik




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